Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
Sonder Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan(2)	Rule 457(c) and Rule 457(h)	7,079,281(2)	$ 3.00(3)	$21,237,843	0.00015310	$3,251.51
	Total Offering Amounts					$21,237,843		$3,251.51
	Total Fee Offsets							—
	Net Fee Due							$3,251.51
(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2) Represents additional shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Equity Incentive Plan, as amended (the “2021 EIP”). The aggregate number of shares of Common Stock available for issuance under the 2021 EIP increases automatically on the first day of each fiscal year of the Registrant beginning with the 2025 fiscal year and ending with the 2031 fiscal year, in an amount equal to the lesser of (i) 10,371,905 shares, (ii) 5% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year and (iii) such number of shares determined by the Board of Directors (the “Board”) or the Compensation Committee of the Board.

(3) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on February 7, 2025, which date is within five business days prior to the filing of this Registration Statement.